Exhibit 99.1

BioScrip Announces Additions to Senior Leadership Team

Appoints Harriet Booker as Senior Vice President, Chief Operating Officer and Danny R. Claycomb as Senior Vice President, Revenue Cycle Management

DENVER, Nov. 28, 2017 (GLOBE NEWSWIRE) -- BioScrip, Inc. (NASDAQ:BIOS) (“BioScrip” or the “Company”), the largest independent national provider of infusion and home care management solutions, today announced the appointments of Harriet Booker as Senior Vice President, Chief Operating Officer and Danny R. Claycomb as Senior Vice President, Revenue Cycle Management. The appointments are effective November 28, 2017 and November 27, 2017, respectively.

Ms. Booker brings vast leadership experience in the home infusion industry to BioScrip. For over two decades, she has worked in executive leadership roles for Option Care, its predecessor company Walgreens-Option Care, Coram/CVS Specialty Infusion Services, Coram Specialty Infusion, and Apria Healthcare. Most recently, in 2016, she served as Interim Senior Vice President, Revenue Cycle Management for Option Care. Prior to that, and for seven years, Ms. Booker successfully led Sales and Marketing for Coram/CVS Specialty Infusion Services, including roles as Executive Vice President of Sales and Chief Commercial Officer, among others. She served in leadership roles for Option Care (and Walgreens-Option Care) from 2002-2008 including Director of Sales Operations, Vice President of Managed Care Sales, and Vice President of Sales and Marketing. Her home infusion experience also includes pertinent work in patient admissions, revenue cycle management, financial planning, forecasting, pricing, and contracting.

Mr. Claycomb joins BioScrip with extensive operational financial leadership experience, including seventeen years in the healthcare industry at Envision Healthcare, Coram/CVS Specialty Infusion Services, Coram Specialty Infusion, and Medtronic. Prior to joining BioScrip, Mr. Claycomb most recently served as Senior Vice President, Revenue Cycle Management at Envision Healthcare. Previously, Mr. Claycomb served as Senior Vice President, Revenue Cycle Management at Coram/CVS Specialty Infusion Services, from 2005 to 2015. Mr. Claycomb also served in various leadership roles at Medtronic from 2000 to 2005.

“On behalf of our board and management team, I am excited to welcome Harriet and Danny to BioScrip,” said Daniel E. Greenleaf, President and Chief Executive Officer. “Harriet and Danny each have extensive industry experience in both public and privately held healthcare companies, and a proven track record of driving profitable growth, achieving targeted metrics, and motivating strong team performance.”

About BioScrip, Inc.

BioScrip, Inc. is the largest independent national provider of infusion and home care management solutions, with approximately 2,200 teammates and nearly 80 service locations across the U.S. BioScrip partners with physicians, hospital systems, payors, pharmaceutical manufacturers and skilled nursing facilities to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by clinical excellence, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves.

Investor Contacts:

Stephen Deitsch	David Clair
Chief Financial Officer & Treasurer	ICR, Inc.
T: (720) 697-5200	T: (646) 277-1266
stephen.deitsch@bioscrip.com	david.clair@icrinc.com